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                                                                Exhibit 10.8(a)

                                 EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of February 22, 1995, by and between HM Anglo-American Ltd., a Delaware corporation ("HM"), with its principal office at 99 Wood Avenue South, Iselin, New Jersey 08830, a wholly owned indirect subsidiary of Hanson PLC, a public limited company organized under the laws of the United Kingdom ("PLC") with its principal office at 1 Grosvenor Place, London, England SW1X 7HD, U.S. Industries, Inc., a Delaware corporation, with its principal United States office at 99 Wood Avenue South, Iselin, New Jersey 08830 ("USI"), and George H. MacLean, residing at 16 Canterbury Lane, Summit, New Jersey 07901 ("Executive").

                                 W I T N E S S E T H:

         WHEREAS, Executive is currently employed as Vice President and Associate General Counsel of HM;

         WHEREAS, PLC and Hanson Industries ("HI"), a division of Tillotson Commercial Motors Limited, a wholly owned indirect subsidiary of PLC, intend to cause the transfer of certain of their non-core businesses in the United States to USI, and to spin off USI to the shareholders of PLC pursuant to a demerger (the "Spinoff");

         WHEREAS, effective as of the consummation of the Spinoff (the "Spinoff Date"), USI will employ Executive as its Senior Vice President, General Counsel and Secretary;

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         WHEREAS, it is the intention of the parties that, prior to the
Spinoff Date, Executive shall continue in his current positions at HM; and

         WHEREAS, HM, USI and Executive desire to enter into an agreement (the "Agreement") to make certain changes to the terms of his current employment by HM and to embody the terms of Executive's prospective employment by USI.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment; Assignment to USI. (a) Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall be for a two-year term (the "Employment Term") commencing upon the announcement of PLC's intent to demerge USI (the "Commencement Date"). Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive two (2) year periods unless the Company (as defined in (b) below) or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term. Notwithstanding the foregoing, if prior to September 30, 1995 neither the Spinoff nor the Indirect Change in Ownership, as defined in Section 10(b) hereof, occurs, this Agreement shall immediately cease to have any further force or effect, except as to obligations hereunder that were accrued (even if the amount thereof is determinable

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or payable thereafter) at September 30, 1995 (it being understood and agreed that such cessation of force and effect of this Agreement shall not be deemed a nonextension of the Employment Term for purposes of Section 8(c) hereof).

         (b) Upon the Spinoff, this Agreement shall, without any further action of the parties, be deemed assigned to, and assumed by, USI and HM shall be released from all obligations hereunder, except as set forth in Sections 4(e), 11 and 12 hereof or as otherwise existed immediately prior to the Spinoff. Prior to the Spinoff and such deemed assignment, USI shall have no obligations hereunder. Unless the context otherwise clearly requires, subject to Section 14(d) hereof, the term "Company" as used herein shall be deemed to refer to HM prior to the Spinoff and to USI after the Spinoff.

         2. Positions. (a) Prior to the Spinoff Date, Executive shall continue to serve as Vice President and Associate General Counsel of HM under the terms of this Agreement.

         (b) Effective as of the Spinoff Date, Executive shall serve as Senior Vice President, General Counsel and Secretary of USI. If requested by the Board of Directors of USI or the Chairman and so elected by the stockholders of USI, Executive shall also serve on the Board of Directors of USI without additional compensation. Executive shall also serve, if requested by the Board of Directors of USI or the Chairman, as an executive officer and director of subsidiaries and a director of associated companies of USI and shall comply with the policy of the Compensation

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Committee of USI's Board of Directors (the "Compensation Committee") with regard to retention or forfeiture of the director's fees.

         (c) Executive shall report to any more senior officer of the Company as designated by the Chairman or the President and shall have such duties and authority, consistent with his position as Vice President and Associate General Counsel of HM or Senior Vice President, General Counsel and Secretary of USI (as applicable) as shall be assigned to him from time to time by the Board or other managing body of the Company (the "Board), the Chairman, the President or such other more senior officers of the Company.

         (d) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company.

         3. Base Salary. During the Employment Term from and after the Spinoff Date, the Company shall pay Executive a base salary at the annual rate of not less than $210,000. Prior to the Spinoff Date the Executive's base salary rate shall be his current annual base salary rate of $210,000. Base salary shall be payable in each

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case in accordance with the usual payroll practices of the Company.
Executive's Base Salary shall be subject to annual review by the Board in December of each year and may be increased, but not decreased, from time to time upon recommendation of the Compensation Committee, except, prior to a Change in Ownership, as defined in Section 10(c) hereof, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

         4. Incentive Compensation. (a) Bonus. For each fiscal year or portion thereof during the Employment Term, beginning with the first full fiscal year commencing after the Spinoff, Executive shall, subject to shareholder approval as and to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), be eligible to participate in an incentive pay plan of the Company established upon recommendation of the Compensation Committee that provides an annualized cash bonus opportunity with a target bonus potential equal to at least 70% of Base Salary. In addition, immediately prior to the Spinoff, HM shall pay Executive in full satisfaction of HM's obligations to Executive with respect to Executive's bonus amounts for HM's 1995 fiscal year under its bonus plan, an amount equal to the product of (x) sixty percent (60%) of the Executive's 1995 rate of Base Salary with HM, multiplied by (y) a fraction, the numerator of which is the number of days of the 1995 fiscal year during which the Executive was employed by HM, and the denominator of which is 365. Further, prior to December 31, 1995, USI shall pay

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Executive a bonus equal to (x) sixty percent (60%) of his 1995 rate of Base
Salary with HM prior to the Spinoff Date, less (y) the amount determined in the prior sentence. In addition, USI shall assume HM's obligations to Executive with regard to the account balances of Executive (including the 1995 fiscal year payment assuming the maximum permissible payment under such plan) under the HM Long-Term Incentive Plan and shall continue such plan with regard to Executive as to such account balances and HM shall pay over to USI the aforesaid account balances of the Executive under such plan.

         (b) Restricted Stock. After the Spinoff Date, USI shall recommend to the Compensation Committee that, on or prior to the thirtieth business day after the Spinoff Date, Executive be granted, pursuant to a restricted stock plan satisfying the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Act"), 74,684 restricted shares (the "Restricted Stock") of common stock of USI (the "Common Stock"), or such lesser amount as determined by the Chairman. Except as otherwise specifically provided in this Agreement, the grant shall provide that the Restricted Stock shall become nonforfeitable ("vest") with respect to one third of such shares on each of the third, fifth and seventh anniversaries of the Commencement Date provided that Executive is employed by the Company on such vesting date. In addition, the restricted stock plan and/or the grants shall provide that the Restricted Stock and any other restricted stock that may hereafter be granted to Executive, shall fully vest on a Change in Control, as defined in Section 10 hereof. Furthermore, such plan and/or the grants shall provide that if the Executive retires (voluntarily or involuntarily other

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than for Cause) at or after his sixty-second (62nd) birthday with ten (10) or more years of service with the Company or its predecessors (including without limitation HM) and, in the case of voluntary retirement, the Executive gives the Company at least six (6) months prior written notice of such retirement, an additional portion of the Restricted Stock and any other restricted stock that may hereafter be granted to the Executive shall become nonforfeitable upon such retirement. To determine such additional portion of each grant, the Executive's years and partial years of employment with the Company during the applicable vesting period shall be multiplied by two (2) and applied to the applicable vesting schedule. The additional portion of a grant that shall become nonforfeitable upon such retirement shall be equal to the amount calculated as aforesaid, less the portion of the applicable grant which previously became nonforfeitable. Notwithstanding the foregoing, the Compensation Committee may, in accordance with terms of the restricted stock plan, vest a larger portion of such restricted stock upon retirement.

         (c) Options. Pursuant to, and subject to shareholder approval of, a stock option plan satisfying the requirements of Rule 16b-3 of the Act and, to the extent required, Section 162(m), which USI agrees to adopt and cause to be submitted for any required shareholder approval on a timely basis to satisfy the foregoing requirements, USI shall, after the Spinoff Date, recommend to the Compensation Committee that the Executive be granted within thirty (30) days after the Spinoff Date nonqualified options (the "Options") to purchase that number of shares of Common Stock determined by dividing $1,000,000 by the fair market value of the Common

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Stock on the date of grant, or such lesser amount as determined by the
Chairman. The Options shall have an exercise price equal to such fair market value. In addition, the Options shall have a duration of ten (10) years; provided that, in the event of termination of employment, the remaining duration, as determined by the Compensation Committee, shall be at least the lesser of (x) the remainder of the ten (10) year term or (y) (A) one (1) year on death, disability, termination without Cause, termination for Good Reason, nonextension of the Employment Term by the Company, termination during the Change in Control Protection Period or retirement satisfying the last sentence of this Section 4(c), (B) thirty (30) days if the termination is a voluntary resignation not covered by (A) above and (C) the day before the date of a Notice of Termination for Cause is given to the Executive if the termination is a Termination for Cause; and further provided that such Options shall be subject to the provisions of the stock option plan with regard to duration in the event of a corporate transaction. The stock option plan and/or the grants thereunder shall provide that the Options shall become exercisable with respect to 25% of such Options on each of the first four anniversaries of the Commencement Date, provided that Executive is employed by the Company on such vesting date, subject to acceleration as otherwise specifically provided in this Agreement and shall, along with any other options that may hereafter be granted to Executive, fully vest upon a Change in Control, as defined in Section 10 hereof. In addition, such plan and/or the grants thereunder shall provide that if the Executive retires (voluntarily or involuntarily other than for Cause) at or after his sixty-second (62nd) birthday with ten (10) or more years of service with the Company or its predecessors (including without limitation HM) and, in the case of

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voluntary retirement, the Executive gives the Company at least six (6) months prior written notice of such retirement, all options granted to the Executive shall fully vest on the date of such retirement.

         (d) Other Compensation. The Company may, upon recommendation of the Compensation Committee of its Board, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.

         (e) HM and PLC shall cause all options to purchase ordinary shares of PLC stock held by Executive under the Hanson PLC Executive Share Option Scheme "B" pursuant to such Scheme to become fully vested as of the Spinoff Date or an Indirect Change in Ownership and to remain exercisable for the longest period permitted under Section 4.2 of such Scheme.

         5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of the senior executives of the Company of a materially comparable level, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive). Notwithstanding the foregoing, after a Change in Ownership, during the Employment Term, Executive shall be entitled to (i) coverage and benefits at least equal in the aggregate to the benefits provided under the benefit plans and programs, including, without limitation,

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any life insurance, medical insurance, disability, pension, savings, incentive, retirement and other plans and programs, of the Company applicable to Executive immediately prior to such Change in Ownership and any (ii) fringe benefits and prerequisites of at least equal value to those provided by the Company to the Executive immediately prior to the Change in Ownership.
 If the Executive is currently provided with a leased automobile or an automobile allowance with HM, the Company shall, as of the date hereof, continue the same arrangement that currently exists, but reserves the right, upon recommendation of the Compensation Committee, to modify the arrangement or change the level of allowances in the future. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and prerequisites provided to Executive or the items under
Section 6 below.

         (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

         6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

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         7. Termination. (a)  The employment of Executive under this
Agreement shall terminate upon the occurrence of any of the following events:

            (i)  the death of the Executive;

            (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 7(b) hereof;

            (iii) the termination of the Executive's employment by the Executive for Good Reason pursuant to Section 7(c) hereof;

            (iv) the termination of the Executive's employment by the Company without Cause;

            (v) the termination of employment by the Executive without Good Reason upon sixty (60) days prior written notice;

            (vi) the termination of employment by the Executive with or without Good Reason during the thirty (30) day period commencing one
         (1) year after the Change in Control (such thirty (30) day period being referred to herein as the "Change in Control Protection Period"), provided that the Executive shall have a right to terminate employment pursuant to this Section 7(a)(vi) and receive the amounts under Section 8(c)(A)(i) and (ii) unless simultaneous with the Change in Control the Company or the person or entity triggering the Change in Control

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         delivers to the Executive an irrevocable direct pay letter of credit with regard to the amounts under Section 8(c)(A)(i) and (ii) and satisfying the requirements of Section 7(g) hereof (and further provided that the foregoing shall in no way affect full vesting of Restricted Stock and Options, as well as other restricted stock and options, if any, upon a Change in Control in accordance with Section 4 hereof);

            (vii) the termination of the Executive's employment by the Company for Cause pursuant to Section 7(e);

            (viii) The retirement of the Executive by the Company at or after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

         (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

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         (c)  Termination for Good Reason.  A Termination for Good Reason
means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrenCe, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) Any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or, after a Change in Ownership, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position as Senior Vice President, General Counsel and Secretary; (ii) Removal of, or the nonreelection of, the Executive from the officer positions with the Company specified herein without election to a materially comparable or higher position; (iii) A relocation of the Company's principal United States executive offices to a location more than both thirty-five (35) miles from Iselin, New Jersey and thirty-five (35) miles from his residence at the time of the relocation, or a relocation of the Executive to a location more than thirty-five (35) miles from the Company's principal United States executive offices; (iv) After a Change in Ownership a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate immediately prior to the Change in Ownership (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the

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Company's discretion from time to time but shall be deemed terminated if (x)
any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) Any material breach by the Company of any provision of this Agreement, including without limitation Section 11 hereof, or any material breach by PLC of
Section 4(e) or, at or prior to the Spinoff, Section 11 hereof; (vi) If on the Board at the time of a Change in Control, Executive's removal from or failure to be reelected to the Board thereafter; or (vii) Except in the event of the assignment as contemplated by Section 1(b), failure of any successor to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

         (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact

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or circumstance in enforcing his rights hereunder.  The Notice of Termination for Good Reason shall provide for a date of termination not less than ten
(10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 7(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

         (e) Cause. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company or its business; (ii) the refusal of Executive to follow the proper written direction of the Board or a more senior officer of the Company, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the more senior officer (whichever is applicable);
(iii) substantial and continuing willful refusal by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to attempt to perform his duties hereunder; (iv) the Executive being convicted of a felony (other than a felony involving a motor vehicle); (v) the breach by Executive of any material fiduciary duty owed by Executive to the Company; or (vi) Executive's dishonesty, misappropriation

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or fraud with regard to the Company (other than good faith expense account disputes).

         (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

         (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) or Section 10(b)(i) hereof shall be in amount equal to the amount the Executive would be entitled to under Section 8(c)(A)(i) and (ii) hereof if he was terminated without Cause upon the Change in Control or Indirect Change in Ownership, as the case may be (the "Occurrence") and have an expiration date of no

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less than two (2) years after the Occurrence. The Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by the Executive that states that (i) (A) a Good Reason event has occurred and the Executive would be entitled to payment under Section 8(c) of his Employment Agreement if he elected to terminate employment for Good Reason or (B) one (1) year and not more than one (1) year and thirty (30) days has expired since the Occurrence or (C) the Executive is entitled to payment under Section 8(c) of the Agreement and (ii) assuming the event set forth in (i) entitled him to payment under Section 8(c) of his Employment Agreement, the amount the Company would be indebted to him at the time of presentation under Section 8(c)(A)(i) and (ii) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that the Executive first makes demand upon the Company or that the Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to the Executive by the Company under the Employment Agreement, is not submitted by the Executive or is not paid by the issuing bank, the Company shall remain liable to the Executive for the remainder owed the Executive pursuant to the terms of this Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts the Company then or thereafter would owe to the Executive under Section 8(c) of the Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard and Poors. The Company shall bear the cost of the letter of credit.

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         8. Consequences of Termination of Employment. (a)  Death.  If
Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of the Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) subject to Sections 4(b) and (c) hereof, full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans);
(iv) subject to Section 9 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; (v) payment on a monthly basis of six (6) months of Base Salary, which shall be paid to Executive's spouse, or if he is not married or if she shall predecease him,

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then to Executive's estate; and (vi) payment of the spouse's and dependent's
COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years. Section 11 hereof shall also continue to apply.

         (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death, provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the six (6) month period during which Base Salary is being paid. Section 11 hereof shall also continue to apply.

         (c) Termination by Executive for Good Reason or for any Reason During the Change in Control Protection Period or Termination by the Company without Cause or Nonextension of the Term by the Company. If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term, (ii) if a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) if Executive's employment with the Company is terminated by the Company without Cause or (iv) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1(a) hereof, Executive shall be entitled to receive (A) subject to the second and third from last sentences of this Section 8(c), in a lump sum within five (5)

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days after such termination (i) two (2) times Base Salary, (ii) two (2) times the highest annual bonus paid or payable to Executive for any of the previous two completed fiscal years by the Company and its predecessors (provided that, if this Section 8(c) becomes applicable after the Spinoff Date, for any fiscal year that Executive was employed by a predecessor, his bonus shall be deemed to have been $147,000), (iii) any unreimbursed business expenses payable pursuant to Section 6, and (iv) any Base Salary, Bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination; (B) subject to Sections 4(b) and (c) hereof, (i) vesting of the number of restricted shares of each grant awarded to the Executive equal to (I) the product of (x) the number of restricted shares awarded to the Executive in the grant, multiplied by (y) a fraction, the numerator of which is the number of months the Executive is employed by the Company during the applicable vesting period, and the denominator of which is the total number of months in the applicable vesting period, less (II) the number of restricted shares previously vested with regard to such grant, provided that the Compensation Committee may, in accordance with the terms of the restricted stock plan, vest a larger portion of the restricted shares granted to the Executive, (ii) all other equity-based compensation, including
Options, that has vested as of the date of termination in accordance with the applicable vesting schedule and (iii) all benefits payable under the long term incentive plans as determined in accordance with the terms of such plans; (C) subject to Section 9 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid in accordance with such plans, policies and practices; (D) two (2) years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (E) two (2) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (F) payment by the Company of the premiums for the Executive and his dependents' health coverage for two (2) years under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (F) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements. In the event that the termination entitling Executive to payments under this Section 8(c) occurs on or after the sixth (6th) anniversary of the Commencement Date, but prior to a Change in Control, the amounts payable under subparts (A)(i) and
(ii) of this Section 8(c) beyond one times the amounts specified shall not be paid in a lump sum, but shall be paid, subject to Section 9 hereof, in twelve
(12) equal monthly installments commencing one (1) year after such termination. If there is a Change in Control thereafter, the amounts, if any, remaining to be paid pursuant to the preceding sentence (and in accordance with Section 9 hereof) shall be paid in a lump sum within five (5) days thereafter. In the circumstances of (i) through (iv) above, Section 11 hereof shall also continue to apply.

         (d) Termination with Cause or Voluntary Resignation without Good Reason or Retirement. If Executive's employment hereunder is terminated (i) by the Company for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, except as provided in Section 10(b) hereof, or (iii) by the Company pursuant to Section 7(a)(viii) hereof, the Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus, and any unreimbursed business expenses payable pursuant to Section 6. Subject to Section 4 hereof, all other benefits (including without limitation restricted stock and options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

         9. No Mitigation; Set-Off. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and prior to the sixth (6th) anniversary of the Commencement Date or after a Change in Control, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. In the event of any termination of employment entitling the Executive to payments under Section 8(c) hereof on or after the sixth (6th) anniversary of the Commencement Date and before a Change in Control, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration that Executive receives during the one (1) year after the Executive's employment terminates (the "One-Year Period"); but if, at any time after the One-Year Period, but prior to a Change in Control, the Executive is employed on a substantially full time basis either as an employee or independent contractor (other than self employed as an independent contractor doing special projects for unrelated entities or unrelated consulting firms with no project scheduled to extend, or extending, on a substantially full-time basis for more than sixty (60) days after the end of the One-Year Period) the amounts payable to him under Section 8(c)(A)(i) and (ii) hereof shall cease. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

         10. Change in Ownership. (a) For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the

Company's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the Spinoff Date), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing, neither the Spinoff nor an Indirect Change in Ownership will constitute a Change in Control for purposes of this Agreement.
 For the avoidance of doubt, it is understood and agreed that for purposes of the definition of Change in Control, the term "Company" shall not mean PLC, HI or HM.

         (b) (i) If, in lieu of the Spinoff, HI consummates prior to September 30, 1995, directly or indirectly, a transaction or transactions involving a majority of the assets (without regard to liabilities) of the non-core businesses of HI such that the aforementioned assets (the "Transferred Assets") become owned by an entity or entities not controlled, directly or indirectly, by PLC (an "Indirect Change in Ownership"), HM shall, on or before such consummation, cause the acquiror of the majority of the Transferred Assets to assume this Agreement pursuant to Section 14(d) and deliver an irrevocable direct pay letter of credit to Executive that satisfies Section 7(g). After such assumption Executive shall be obligated to continue to perform his services under such Agreement (and subject to all of its terms and conditions and all of his rights, including but not limited to those under Section 7(c), but without the right to resign voluntarily without Good Reason or the right to have issued Restricted Stock or Options pursuant to Sections 4(b) and (c) hereof) for one (1) year after the Indirect Change in Ownership, shall have his employment deemed terminated at the end of such one (1) year period and shall then receive the amounts and benefits he would receive under Section 8(c) hereof, at such times as specified therein, as if his employment was terminated by the Company at the end of such one (1) year period without Cause.

         (ii) (A) Upon the Indirect Change in Ownership, if Executive is then employed by the Company, had previously been terminated without Cause or had previously terminated his employment for Good Reason, HM shall cause (at the times set forth in (B) below) a bonus or bonuses to be paid to Executive aggregating to the amount (without regard to Section 16 of the Act, if applicable) that Executive would have received (net of the aggregate exercise price of the Options) if he (x) owned the Restricted Stock and the Options that would have been granted to the Executive hereunder on a fully vested basis immediately prior to the Indirect Change in Ownership in the amounts specifically set forth in Sections 4(b) and (c) hereof without regard to the Chairman's discretionary authority to reduce the relevant amounts at the time of grant (and assuming the capitalization of USI on the date of the Indirect Change in Ownership as contemplated on the date hereof), (y) had exercised the Options upon the Indirect Change in Ownership, and (z) immediately after the Indirect Change in Ownership sold the Restricted Stock and the Common Stock issued upon exercise of the Options at fair market value. Fair market value shall equal (x) with regard to the Transferred Assets, the value received by PLC or its subsidiaries (including assumption of debt) in the Indirect Change in Ownership, and (y) with regard to the other assets remaining on October 1, 1995 that would have been involved in the Spinoff but were not involved in the Indirect Change in Ownership, the fair market value thereof as determined by an investment banking firm, accounting firm or other appraiser (the "Appraiser"). The Appraiser shall be appointed by mutual agreement of the Executive and HM; provided that, if this provision (or a similar provision with HI) applies pursuant to the employment agreements of other executives contemplated to be employed by USI after the Spinoff Date, the Appraiser will be appointed by HM or HI, as the case may be, and the most senior executive affected or, if more than one, by the majority vote of the most senior executives affected (without recourse by the Executive against the appointer for the appointment of the Appraiser) and the fair market value shall be determined by the Appraiser for all concerned. The determination of the Appraiser shall be final and binding. HM shall pay (or cause HI to pay) all costs relating to the appraisal of such assets. If the parties cannot mutually agree on the Appraiser, each party shall designate an appraiser and the designated firms shall mutually agree on an Appraiser with appropriate experience. For the avoidance of doubt, in no circumstances except those specifically set forth in this Section 10(b)(ii)(A), shall Executive be entitled to a bonus or other amounts based on ownership or deemed ownership of Restricted Stock or Options prior to the date of actual grant of the Restricted Stock or Options.

         (B) HM shall cause each acquiror of Transferred Assets to pay to the Executive, on or prior to the consummation of its transaction, its proportionate share of the amount determined under (ii)(A)(x) above (based upon the percentage of Transferred Assets acquired by it), provided that, if such transaction closes prior to sufficient transfers having been completed to qualify as an Indirect Change in Ownership, such proportionate amount shall be due and payable immediately upon the Indirect Change in Ownership occurring. Any amount not paid when due shall bear interest at the "prime rate" of Bank of America from the due date until such amount is paid. HM shall pay to Executive the amounts determined under (ii)(A)(y) above promptly after determination by the Appraiser of the appropriate amount with interest at the "prime rate" of Bank of America from September 30, 1995 until such amount is paid. The parties shall in good faith expeditiously select the Appraiser and provide it with all information reasonably required by it so it can promptly make its determination after September 30, 1995.

         (c) A "Change in Ownership" shall mean either a Change in Control or an Indirect Change in Ownership.

         11. Indemnification. (a) USI, HM, PLC and any other entity that becomes the Company agree that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of PLC, HM, USI, such other Company and/or any other affiliate of any of such companies, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the applicable company to the fullest extent authorized by Delaware law (or, if other than USI, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by the company, and shall inure to the benefit of his heirs, executors and administrators. With respect to the obligations set forth in this Section 11, PLC and HM, jointly and singly, shall retain such obligations in respect of any act, omission or circumstance that occurred on or prior to the Spinoff, and USI shall become liable hereunder with respect to any Proceeding which arises out of or relates to events occurring after the Spinoff, except to the extent that the liability relates to service with or for another assignee under Section 14(d) hereof.

         (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

         (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the company in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

         (d) Executive shall give the company notice of any claim made against him for which indemnity will or could be sought under this Agreement.
 In addition, Executive shall give the company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

         (e) With respect to any Proceeding as to which Executive notifies the company of the commencement thereof:

            (i) The company will be entitled to participate therein at its own expense; and

            (ii) Except as otherwise provided below, to the extent that it may wish, the company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the company.

         (f) The company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

         (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the company, agreement, vote of stockholders or idsinterested directors or otherwise.

         (h) Each entity which is or becomes the Company hereunder agrees to obtain Officer and Director liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. PLC shall maintain for a six (6) year period commencing on the Spinoff Date, Officer and Director liability insurance coverage for the Executive with respect to events occurring on or prior to the Spinoff Date in the same aggregate amount and under the same terms as are maintained for its active officers and directors. USI and each other entity which becomes the Company shall maintain for a six (6) year period commencing on the date the Executive ceases to be an employee of such entity, Officer and Director liability insurance coverage for events occurring during the period the Executive was an employee or director of such entity in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the aggregate amount and under the same terms" shall include the same level of self-insurance by PLC or the Company as shall be maintained for active officers and directors.

         12. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Internal Revenue Code (the "Code") Section 280G(b)(2) or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof (other than in all instances PLC, HI or HM) covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 12 is that (a) the Executive, after paying his Federal, state and local income tax, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 12 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 12, whether payable to any taxing authority or repayable to the Company, and this Section 12 shall be interpreted accordingly. For the avoidance of doubt, none of PLC, HI nor HM shall in any event be liable for any payments due as a result of a change in ownership (within the meaning of Code Section 280G(b)(2)) of USI after the Spinoff.

         (b) Except as otherwise provided in Section 12(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

            (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part)
    (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

            (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

         (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

            (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

         (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

         (d) (i) (A) In the event that prior to the time the Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

            (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

            (C)  In the event the Executive receives a refund

pursuant to (B) above and repays such amount to the Company, the Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

            (D) The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for refund or credit is denied.

         (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

         (iii) In the event of any controversy with the Internal
Revenue Service (or other taxing authority) under this Section 12, subject to subpart (i)(D) above, the Executive shall permit the Company to control issues related to this Section 12 (at its expense) provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany him and the Executive and his representative shall cooperate with the Company and its representative.

         (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 12 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of the Executive.

         (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by the Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

         (f) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive's counsel.

         (g) The Company and the Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 12(d)(i)(D) hereof.

         13. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided the Executive is successful with regard to a material portion of his claim.

         14.  Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

         (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive (but not the terms of, or rights under, any PLC or HM equity or benefits plans existing on the date hereof except to the extent expressly provided herein). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

         (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only (i) as contemplated in
Section 1(b), or (ii) after the Spinoff and then only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Notwithstanding the foregoing, in the event of an Indirect Change in Ownership in accordance with Section 10(b)(i) hereof, HM may assign this Agreement to the acquiror of the majority of the Transferred Assets provided it delivers to the Executive a written assumption of the obligations hereunder of the Company and an irrevocable direct pay letter of credit in accordance with Section 7(g) hereof.

         (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

         (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or
(ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman and Chief Executive Officer of the

Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

         (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

         (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         (k) Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             HM ANGLO-AMERICAN LTD.


                             By:/s/ George H. Hempstead III
                                --------------------------------
                                Name:  George H. Hempstead III
                                Title: Vice President


                             HANSON PLC
                             (for purposes of Sections 4(e) and
                             Section 11 hereof only)



                             By:/s/ Graham Dransfield
                                --------------------------------
                                Name:  Graham Dransfield
                                Title: Director


                             U.S. INDUSTRIES, INC.



                             By:/s/ Graham Dransfield
                                --------------------------------
                                Name:  Graham Dransfield
                                Title: Director



                             /s/ George H. MacLean
                             -----------------------------
                             George H. MacLean


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